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                               OPTION AGREEMENT


                  OPTION AGREEMENT, dated September 9, 1996, between Diplomat Corporation, a Delaware corporation (the "Corporation") and Jay M. Kaplowitz (the "Grantee").

                  WHEREAS, The Corporation desires to grant to the Grantee the right and option to purchase shares (the "Option Shares") of Common Stock, $.0001 par value per share (the "Common Stock"), of the Corporation, on the terms and subject to the conditions hereinafter set forth.

                  NOW, THEREFORE, in consideration of the receipt of $1.00 and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

                  SECTION 1. Option to Purchase Common Stock.

                           a. Subject to Section 12 hereof, the Corporation
hereby grants to the Grantee an option (the "Option") to purchase from the Corporation 67,500 Option Shares, at a purchase price of $2.00 per Option Share (the "Option Price"). The Grantee's right and option to purchase the Option Shares shall vest commencing on the date hereof and expiring five years from the date hereof.

                           b. The Option may be exercised by the Grantee by
delivery to the Corporation, at any time commencing after the date hereof, of a written notice (the "Option Notice"), which Option Notice shall state the Grantee's intention to exercise the Option, the date on which the Grantee proposes to purchase the Option Shares (the "Closing Date") and the number of Option Shares to be purchased on the Closing Date, which Closing Date shall be no later than 30 days nor earlier than 10 days following the date of the Option Notice. Upon receipt by the Corporation of an Option Notice from the Grantee, the Grantee shall be obligated to purchase that number of Option Shares to be purchased on the Closing Date set forth in the Option Notice.

                           c. The purchase and sale of Option Shares acquired
pursuant to the terms of this Option Agreement shall be made on the Closing Date at the offices of the Corporation. Delivery of the stock certificate or other instrument registered in the name of the Grantee, evidencing the Option Shares being purchased on the Closing Date, shall be made by the Corporation to the Grantee on the Closing Date against the delivery to the Corporation of a certified or bank check in the full amount of the aggregate purchase price therefor.

                  SECTION 2. Representations and Warranties of The Holder. The Grantee hereby represents and warrants to the Corporation that in the event the Grantee acquires any Option Shares, such Option Shares will be acquired for his own account,


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for investment and not with a view to the distribution thereof. The Grantee understands that except as set forth in Section 6 hereof, the Option Shares will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and that they must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or the transaction is exempt from registration. The certificate or certificates representing any Option Shares shall bear the following restrictive legend:

                           "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE
                  SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933; OR
                  (ii) TO THE EXTENT APPLICABLE, RULE 144 UNDER SUCH ACT (OR SIMILAR RULE UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL FOR THE ISSUER, THAN AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT IS AVAILABLE."

                  SECTION 3. Reorganization; Mergers; Sales; Etc. If, at any time during the Option Period, there shall be any capital reorganization, reclassification of Common Stock (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), the consolidation or merger of the Corporation with or into another corporation or of the sale of all or substantially all the properties and assets of the Corporation as an entirety to any other corporation or person, the unexercised and fully vested portion of this Option shall, after such reorganization, reclassification, consolidation, merger or sale, be exercisable for the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold to which the Grantee would have been entitled if the Grantee had held shares of Common Stock issuable upon the exercise hereof immediately prior to such reorganization, reclassification, consolidation, merger or sale. The provisions of this Section 3 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers and sales.

                  SECTION 4. Adjustment of Option Shares and Option Price.

                           a. The number of Option Shares subject to this
Option during the Option Period shall be cumulative as to all prior dates of calculation and shall be adjusted for any stock dividend, subdivision, split-up or combination of Common Stock.

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                           b. The Option Price shall be subject to adjustment
from time to time as follows:

                  If, at any time during the Option Period, the number of shares of Common Stock outstanding is altered by a stock dividend payable in shares of Common Stock or by a subdivision or split-up or combination of shares of Common Stock, then, immediately following the record date fixed for the determination of holders of shares of Common Stock, entitled to receive such subdivision or split-up or combination, the Option Price shall be appropriately increased or decreased and the number of shares of Common Stock issuable upon the exercise hereof shall be increased or decreased, pursuant to the formula set forth in Section 4.c.

                           c. Upon each adjustment of the Option Price pursuant
to the provisions of this Section 4, the number of shares of Common Stock issuable upon the exercise hereof shall be adjusted to the nearest full share of Common Stock by multiplying a number equal to the Option Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable immediately prior to such adjustment and dividing the product so obtained by the adjusted Option Price.

                  SECTION 5. Termination of the Options.

                           a. Termination of Options in General. Subject to
subsection (b) of this Section, the Option granted hereby shall terminate and the Option shall no longer be exercisable after five years from the date hereof.

                           b. Death of the Optionee. In the event that an
Grantee shall die prior to his complete exercise of the Option, the Option may be exercised in whole or in part only: (i) by the Grantee's estate or on behalf of such person or persons to whom the Grantee's rights pass under his Will or by the laws of descent and distribution, (ii) to the extent that the Grantee was entitled to exercise the Option at the date of his death, and (iii) prior to the expiration of the term of the Option, or within one year after the date of death, whichever is earlier.

                  SECTION 6. Piggyback Registration. (a) If, at any time commencing on the date hereof, the Corporation proposes to register any of its securities under the Securities Act (other than in connection with a merger) it will give written notice by registered mail, at least thirty (30) days prior to the filing of each such registration statement, to the Grantee of its intention to do so. If the Grantee notifies the Corporation within twenty (20) days after receipt of any such notice of his desire to include any Option Shares, owned by him (whether such Option Shares have fully vested or not) in such proposed registration statement, the Corporation shall afford the Grantee the opportunity to have any of his Option Shares registered under such registration statement;

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provided that (i) such inclusion does not pose any significant legal problem and (ii) if such registration statement is filed pursuant to an underwritten public offering, the underwriter approves such inclusion.

                           (b) Notwithstanding the provisions of this Section
6, the Corporation shall have the right at any time after it shall have given written notice pursuant to this Section 6 (irrespective of whether a written request for inclusion of any Option Shares shall have been made) to elect not to file any such proposed registration statement, or to withdraw the same after the filing but prior to the effective date thereof.

                           (c) Grantee will cooperate with the Corporation in
all respects in connection with this Agreement, including, timely supplying all information reasonably requested by the Corporation and executing and returning all documents reasonably requested in connection with the registration and sale of the Option Shares. In addition, Grantee will comply with all applicable provisions of state and federal securities laws, including rule 10b-6 promulgated under the Securities Exchange Act of 1934 and will not, during the course of a distribution, purchase any of the securities being distributed.

                           (d) All expenses incurred in any registration of the
Option Shares under this Agreement shall be paid by the Corporation, including, without limitation, printing expenses, fees and disbursements of counsel for the Corporation, expenses of any audits to which the Corporation shall agree to have performed or which shall be necessary to comply with governmental requirements in connection with any such registration, all registration and filing fees for the Option Shares under federal and state securities laws, and expenses of complying with the securities or blue sky laws of any jurisdictions; provided, however, the Corporation shall not be liable for (a) any discounts or commissions to any underwriter; (b) any stock transfer taxes incurred with respect to Option Shares sold in such offering or (c) the fees and expenses of counsel for Grantee, provided that the Corporation will pay the costs and expenses of counsel when the Corporation's counsel is representing all selling security holders.

                  SECTION 7. Transfer of Option; Successors And Assigns.

                  This Agreement (including the Option) and all rights hereunder shall not be transferable at any time without the prior written consent of the Corporation. This Agreement and all the rights hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors, approved assigns and approved transferees.

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                  SECTION 8. Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:


                  If the Corporation, to:

                           Diplomat Corporation
                           25 Kay Fries Drive
                           Stony Point, New York 10980

                           Attention:  Sheldon R. Rose, Chairman

                  to the Employee, to:

                           Jay M. Kaplowitz
                           c/o Gersten, Savage, Kaplowitz & Curtin
                           575 Lexington Avenue
                           New York, NY 10022

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. If mailed as aforesaid, any such communication shall be deemed to have been given on the third business day following the day on which the piece of mail containing such communication is posted.

                  SECTION 9. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York.

                  SECTION 10. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previously written or oral negotiations, commitments, representations and agreement.

                  SECTION 11. Amendments and Modifications. This Agreement, or any provision hereof, may not be amended, changed or modified without the prior written consent of each of the parties hereto.

                  SECTION 12. Termination. In addition to the termination provisions set forth in Section 1 hereof, the Option shall terminate and the Option shall no longer be exercisable after five years from the date hereof.



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                  IN WITNESS WHEREOF, the parties hereto have caused this
Option Agreement to be executed and delivered as of the date first above written.

                                                   DIPLOMAT CORPORATION



                                                   By: /s/ Sheldon R. Rose
                                                      ----------------------

                                                            Sheldon R. Rose
                                                            President



                                                   By: /s/ Jay M. Kaplowitz
                                                      ----------------------
                                                            Jay M. Kaplowitz




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